EXHIBIT 99.1

SUMMARY OF VERBAL ARRANGEMENT FOR RETIREMENT BENEFITS

Upon his retirement as an employee of the Company, the Company and Lawrence D. Robinson verbally agreed that Mr. Robinson shall be entitled to the following benefits:

•	the 1,425 restricted shares of FelCor common stock that had previously been granted to Mr. Robinson but would not automatically vest upon his retirement shall vest in full as of January 1, 2007;
•	the premiums for Mr. Robinson’s post-employment COBRA benefits and life insurance shall be paid directly or reimbursed to Mr. Robinson for a period of 18 months;
•	Mr. Robinson shall be entitled to retain his Company-issued laptop computer, cell phone and Blackberry device; and
•

Mr. Robinson shall receive cash bonus compensation, on a pro-rated basis for the first six months of 2006, on the same basis and at the same time as such bonuses are paid to the Company’s other Executive Vice Presidents, pursuant to the existing bonus arrangements for our executive officers, upon approval by the Compensation Committee when it meets to consider such matters in 2007.